UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Celadon Group, Inc.
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Celadon Group, Inc.
9503 East 33rd Street
One Celadon Drive
Indianapolis, Indiana 46235

NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 9, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 annual meeting of stockholders (the “Annual Meeting”) of Celadon Group, Inc., a Delaware corporation (the “Company”), to be held at our principal executive offices, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235 at 9 a.m. local time, on Friday, November 9, 2007, for the following purposes:

1.	To consider and act upon a proposal to elect four directors of the Company; and

2.	To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

The foregoing matters are more fully described in the accompanying proxy statement.

The Board of Directors has fixed the close of business on September 14, 2007, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.  Shares of common stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy.  YOUR VOTE IS IMPORTANT.  TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.  Returning your proxy now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so.  The prompt return of your proxy may save us additional expenses of solicitation.

By order of the Board of Directors

/s/ Kenneth Core
Kenneth Core
Secretary

Indianapolis, Indiana
September 26, 2007

CELADON GROUP, INC.

9503 East 33rd Street
One Celadon Drive
Indianapolis, Indiana 46235

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 9, 2007

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Celadon Group, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), which will be held on Friday, November 9, 2007 beginning at 9 a.m. local time, at our principal executive offices located at 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235, and any adjournment thereof.  THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS.  Where specific choices are not indicated, all proxies received pursuant to this solicitation will be voted (i) FOR the election of the director nominees named below and (ii) with respect to any other matters properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders.  We have not received notice of other matters that properly may be presented for voting at the Annual Meeting.

This Proxy Statement, the proxy card, and our Annual Report for the fiscal year ended June 30, 2007, was first mailed on or about September 26, 2007 to stockholders of record at the close of business on September 14, 2007 (the “Record Date”).  Except to the extent it is incorporated by specific reference, the enclosed copy of our 2007 Annual Report is not incorporated into this proxy statement and is not to be deemed a part of the proxy solicitation material.

The terms “Company,” “we,” “us,” and “our” refer to Celadon Group, Inc. and its subsidiaries.

Voting Rights

Only stockholders of record at the close of business on the Record Date (“Stockholders”) are entitled to vote, either in person or by valid proxy, at the Annual Meeting.  As of the close of business on the Record Date, there were issued and outstanding 23,660,343 shares of common stock, par value $.033 per share, entitled to cast votes on all matters subject to a vote at the annual meeting.  The total number of issued and outstanding shares excludes approximately 1,183,203 shares of common stock reserved for issuance under our incentive stock plans and other arrangements.  Stockholders are entitled to one vote for each share of common stock held of record.  Holders of unexercised options or other rights to acquire common stock are not entitled to vote the underlying shares at the Annual Meeting, but holders of restricted stock are entitled to vote such shares at the Annual Meeting.  We have no other class of stock outstanding.  Stockholders are not entitled to cumulative voting in the election of directors.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present.  A quorum is present if the holders of a majority of the total number of shares of common stock issued and outstanding as of the Record Date are represented at the Annual Meeting in person or by proxy.  Shares that are entitled to vote but that are not voted at the direction of the holder (called “abstentions”) and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called “broker non-votes”) will be counted for the purpose of determining whether a quorum is present.

Required Vote

Directors are elected by an affirmative vote of a plurality of the votes cast by Stockholders entitled to vote and represented in person or by proxy at the Annual Meeting, which means the director nominees receiving the highest number of votes for their election will be elected as directors.  Approval of any other matter properly submitted to Stockholders for action at the Annual Meeting requires the affirmative vote of a majority of the votes cast by Stockholders entitled to vote and represented in person or by proxy at the Annual Meeting, unless a different vote is required by law or our certificate of incorporation or bylaws.  Abstentions and broker non-votes are not considered affirmative votes and thus will have no effect on the election of directors by a plurality vote, but will have the same effect as negative votes with respect to the approval of any other matter submitted to Stockholders.

Right to Attend the Meeting; Revocation of Proxy

Returning a proxy now will not interfere with a Stockholder’s right to attend the Annual Meeting or to vote his or her shares personally at the Annual Meeting, if he or she wishes to do so.  Stockholders who execute and return proxies may revoke them at any time before they are exercised by giving written notice of revocation to our Secretary at the address of our principal executive offices, by executing a subsequent proxy and delivering it to our Secretary at such address, or by attending the Annual Meeting and voting in person.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal and will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding common stock.  Proxies will be solicited by mail and may be solicited personally by directors, officers, or our regular employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Reports of our Independent Registered Public Accounting Firm, and other information included in our 2007 Annual Report to Stockholders that was mailed on or about September 26, 2007, together with this Notice of Annual Meeting and Proxy Statement, to all Stockholders of record as of the Record Date.

How to Read this Proxy Statement

This Proxy Statement contains the proposals to be considered by Stockholders at the Annual Meeting, as well as important information concerning, among other things, our management and our Board of Directors; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of KPMG LLP (“KPMG”), our independent registered public accounting firm; and instructions for stockholders who want to make proposals at the next Annual Meeting of Stockholders.  EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE COMPLETING AND RETURNING THE ENCLOSED PROXY CARD.

Electronic Access to Proxy Statement and Annual Report

This Proxy Statement and our 2007 Annual Report on Form 10-K may be viewed online at www.celadontrucking.com.  If you are a Stockholder, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy form.  If you choose this option and remain a stockholder at such time, you will receive a proxy form prior to the next Annual Meeting of Stockholders listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents.  If you hold our stock through a bank, broker, or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.  Opting for this option will save us the time and expense of printing and mailing these materials to you.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, Stockholders will elect five directors to serve as the Board of Directors until our Annual Meeting of Stockholders following our 2008 fiscal year or until their successors are duly elected and qualified.  Our Board of Directors has nominated Stephen Russell, Anthony Heyworth, Catherine Langham, Michael Miller, and Paul Will for election as directors.  Each of the nominees is presently serving as a director.  In the absence of contrary instructions, each proxy will be voted for the election of all of the proposed directors.

If any of the nominees named above become unable for any reason or unwilling for good cause to serve as a director, the Board of Directors may designate a substitute nominee.  In that case, the proxy holders will vote for the substitute nominee designated by the Board of Directors.

Our Board of Directors was comprised of four members throughout the fiscal year ended June 30, 2007.  Chris Hines resigned from the Board of Directors and was appointed to President and Chief Operating Officer of the Company on July 25, 2007.  Catherine Langham was named as a replacement director and has served on the Board of Directors since such date.  Paul Will was elected to the Board of Directors and appointed Vice Chairman on August 8, 2007.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

Nominees For Directorships

Information concerning the names, ages, positions with the Company, tenure as a director, and business experience of nominees standing for election as directors at the annual meeting is set forth below.  All references to experience with the Company include positions with our operating subsidiary, Celadon Trucking Services, Inc., a New Jersey corporation.  All executive officers are elected annually by the Board of Directors.

           Stephen Russell, 67, has been our Chairman of the Board and Chief Executive Officer (“CEO”) since our inception in July 1986, and served as our President from September 2000 to October 2004.  He is a member of the Executive Committee and a director of the American Trucking Associations.  He is the Chairman of the Homeland Security Committee of the American Trucking Associations.  He is a director of the Board of the Truckload Carriers Association.  Mr. Russell has been a member of the Board of Advisors of the Cornell University Johnson Graduate School of Management since 1983, and is a member of the Board of Indiana University Purdue University Indianapolis (IUPUI), the Indianapolis Museum of Arts, and the Eiteljorg Museum.

Anthony Heyworth, 63, has been one of our directors since 1999.  He is a member of both the Audit and Corporate Governance Committee and the Compensation and Nominating Committee.  Mr. Heyworth retired from KeyCorp in February 2001 as Vice Chairman, Commercial Banking, KeyBank N.A. after a 36-year career with this $85 billion financial services company.  He continues as Chairman of KeyBank Central Indiana, having served as President and Chief Executive since 1991.  He joined the former Central National Bank in 1965 and was Executive Vice President when the bank merged with Society National Bank of Cleveland in 1986 and KeyBank in 1994.

Catherine Langham, 49, has served as a director since July 25, 2007.  She is a member of both the Audit and Corporate Governance Committee and the Compensation and Nominating Committee.  Ms. Langham is President and Chief Executive Officer of Langham Logistics, Inc. (“LLI”), a global freight management company specializing in expedited transportation, warehousing, and distribution based in Indianapolis, Indiana.  Ms. Langham has been with LLI since its inception over nineteen years ago and brings over twenty years of experience in the logistics industry.   Ms. Langham was a director of Marsh Supermarket, Inc. from 1998 through September 2006, where she also served on the audit and executive committees.  Ms. Langham serves as Chairperson of the Greater Indianapolis Chamber of Commerce, as a director of The Finish Line, Inc., and as a member of the Regions Bank Board of Advisors.  Ms. Langham is former chairperson of the Indiana Board of the National Association of Women Business Owners and of the Air Forwarders Association.

Michael Miller, 62, has been one of our directors since February 1992.  Mr. Miller is the lead outside director and a member of both the Audit and Corporate Governance Committee and the Compensation and Nominating Committee.  Mr. Miller has been Chairman of the Board and CEO of Aarnel Funding Corporation, a venture capital/real estate company, since 1974, a partner of Independence Realty, an owner and manager of real estate properties, since 1989, and President and CEO of Miller Investment Company, Inc., a private investment company, since 1990. Mr. Miller is President, Secretary, Treasurer and director of Morlex, Inc. a “blank check” shell company, fully reporting, trading on the bulletin board, and seeking a potential business combination.

Paul Will, 41, has served as a director and Vice Chairman of the Board since August 8, 2007.  He continues to serve as our Executive Vice President, CFO, Assistant Secretary, and Treasurer, positions which he has held since April 2004.  He was Executive Vice President, CFO, Assistant Secretary, and Treasurer from February 2004 to April 2004; Executive Vice President, CFO, Secretary, and Assistant Treasurer from May 2002 to January 2004; Executive Vice President, CFO, Assistant Secretary, and Assistant Treasurer from September 2001 to May 2002; Vice President, CFO, Assistant Secretary, and Assistant Treasurer from December 2000 to September 2001; Vice President, CFO, and Secretary from December 1998 to December 2000; Vice President, Secretary, and Controller from September 1996 to December 1998; Vice President and Controller for Celadon Trucking Services, Inc. from January 1996 to September 1996; and Controller from September 1993 to January 1996.  Mr. Will is a certified public accountant and serves as Chairman of the American Trucking Associations’ National Accounting and Finance Council.

Pursuant to Section 145 of the Delaware General Corporation Law, our certificate of incorporation provides that we shall, to the full extent permitted by law, indemnify all of our directors, officers, incorporators, employees, and agents against liability for certain of their acts.  Our certificate of incorporation also provides that, with a number of exceptions, none of our directors shall be liable to us for damages for breach of a fiduciary duty as a director.

CORPORATE GOVERNANCE

The Board of Directors

Meetings.  Our Board of Directors held four meetings during the fiscal year ended June 30, 2007.  No director attended less than 75% of the meetings of the Board of Directors and each committee on which he served.  In addition, all directors are encouraged to attend the Annual Meeting.  All of our then-current directors attended the 2006 Annual Meeting held November 3, 2006.

Director Independence.  Our common stock is listed on the Nasdaq National Market, and therefore it is subject to the listing standards, including standards relating to corporate governance, embodied in applicable rules promulgated by the National Association of Securities Dealers, Inc. (the “NASD”).  Pursuant to NASD Rule 4350(c)(1), the Board of Directors has determined that the following directors and nominees are “independent” under NASD Rule 4200(a)(15): Michael Miller, Anthony Heyworth, and Catherine Langham.  In accordance with NASD Rule 4350(c)(2), in fiscal 2007, our independent directors held four regularly scheduled meetings, referred to as “executive sessions,” at which only the independent directors were present.  Our independent directors will continue to meet in executive session at least twice each fiscal year.

Communications with the Board of Directors.  Our Board of Directors provides a process for stockholders who wish to communicate with members of the Board of Directors, including the independent directors, individually or as a group.  If you wish to communicate with the entire Board of Directors, you may send correspondence to them addressed as follows: The Board of Directors, Celadon Group, Inc., c/o Paul Will - Executive Vice President, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235.  Written communications addressed in this manner will be copied and distributed to each director at or prior to the next meeting of the Board of Directors.  If you wish to communicate with an individual director, you may send correspondence to him addressed as follows: Name – Director, Celadon Group, Inc., c/o Paul Will – Vice Chairman, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana 46235.  Written communications received in this manner will not be opened, but rather delivered unopened to the director to whom they are addressed at or prior to the next meeting of the Board of Directors, following clearance through normal security procedures.

Committees of the Board of Directors

The Board of Directors has standing Audit and Corporate Governance, and Compensation and Nominating Committees (the “Audit Committee” and the “Compensation Committee”, respectively).  The Board of Directors does not maintain any other standing committees.

Audit Committee

Functions, Meetings, and Composition of the Audit Committee. The responsibilities of the Audit Committee are set forth in the Audit Committee Report, which appears below.  The Audit Committee met six times during fiscal 2007.  Messrs. Heyworth, Miller, and Hines served on the Audit Committee, with Mr. Heyworth serving as the chairperson.  Ms. Langham was appointed to the Audit Committee upon Mr. Hines’ resignation from the Board of Directors in July 2007.  Each member of the Audit Committee satisfies the independence and audit committee membership criteria set forth in NASD Rule 4350(d)(2).  Specifically, each member of the Audit Committee:

•	is independent under NASD Rule 4200(a)(15);

•	meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	has not participated in the preparation of our financial statements or the financial statement of any of our current subsidiaries at any time during the past three years; and

•	is able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and statement of cash flows.

Audit Committee Financial Expert.  The Board of Directors has determined that at least one “audit committee financial expert,” as defined under Item 401(h) of Regulation S-K and NASD Rule 4350(d)(2)(A), currently serves on the Audit Committee.  The Board of Directors has identified Mr. Heyworth as an audit committee financial expert.  Mr. Heyworth is independent, as independence for audit committee members is defined under applicable NASD rules.

Audit Committee Charter. The Audit Committee has operated pursuant to a written charter detailing its duties since June 12, 2000.  In August 2007, the charter of the Audit Committee was amended and restated to comply with SEC Release Nos. 33-8732 and 34-54302.  The amendment and restatement of the Audit Committee charter was not material in nature.  The charter, as amended and restated, is available on the Company’s website at www.celadontrucking.com.

Audit Committee Report. In performing its duties, the Audit Committee, as required by applicable Securities and Exchange Commission (“SEC”) rules, issues a report recommending to the Board of Directors that our audited financial statements be included in the Annual Report on Form 10-K, and relating to certain other matters, including the independence of our public accounting firm.

The Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 (“Securities Act”) or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Audit Committee Report for Fiscal 2007

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of our financial reports and financial reporting processes and financial reporting internal control systems.  Management has primary responsibility for our financial statements and the overall reporting process, including maintenance of our internal control systems.  We retain an independent registered public accounting firm that is responsible for conducting an independent audit of our financial statements, the effectiveness of management’s assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and issuing a report thereon.

In performing its duties, the Audit Committee has reviewed and discussed our financial statements, management’s assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting with management and our independent registered public accounting firm and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and the independent registered public accounting firm.

For the fiscal year ended June 30, 2007, the Audit Committee (1) reviewed and discussed the audited financial statements, management’s assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting with management and KPMG, our independent registered public accounting firm for such fiscal year; (2) discussed with the independent registered public accounting firm the matters required to be disclosed by Statement on Auditing Standards No. 61, (Codification of Statements on Auditing Standards, AU §380, Communication with Audit Committees or Others with Equivalent Authority and Responsibility and Rule 2-07, Communication with Audit Committees, of Regulation S-X, as amended); (3) received and discussed with the independent registered public accounting firm the written disclosures and the letter from such accounting firm required by Independence Standards Board Statement No. 1, (Independence Discussions with Audit Committees, as amended); and (4) discussed with the independent registered public accounting firm its independence.  The Audit Committee met with representatives of the independent registered public accounting firm without management or other persons present on four occasions during fiscal 2007.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007, for filing with the SEC.

                Audit Committee
                        Anthony Heyworth, Chairman
                        Michael Miller
                        Catherine Langham

Compensation Committee

Functions, Meetings, and Composition of the Compensation Committee.  The Compensation Committee reviews all aspects of compensation of our executive officers, recommends for the selection of the Board of Directors director nominees, and makes recommendations on such matters to the full Board of Directors.  The Compensation Committee met four times during fiscal 2007.  Messrs. Miller, Heyworth, and Hines served as the Compensation Committee in fiscal 2007, with Mr. Miller serving as the chairperson.  Ms. Langham was appointed to the Compensation Committee upon Mr. Hines’ resignation from the Board of Directors in July 2007.

Role of the Compensation Committee.  The Compensation Committee was formed in September 1993.  The Compensation Committee is responsible for determining the compensation program for our executive officers, including the CEO, Chief Financial Officer (“CFO”), and our three other most highly compensated executive officers whose total compensation was $100,000 or more for the fiscal year ended June 30, 2007 (collectively, the “Named Executive Officers”).  The Compensation Committee administers the Celadon Group, Inc. 2006 Omnibus Incentive Plan (“Incentive Plan”) and, subject to the provisions of the Incentive Plan, determines grants under the Incentive Plan for all employees, including the Named Executive Officers.  The Compensation Committee establishes and administers the Program, which is re-evaluated each fiscal year, pursuant to which certain of our employees and executive officers may be eligible to receive bonuses.  The Compensation Committee also considers and, if appropriate, recommends for selection, nominees for the Board of Directors.

Compensation Committee Charter.  In August 2007, the charter of the Compensation Committee was amended and restated to comply with SEC Releases Nos. 33-8732 and 34-54302.  The amendment and restatement of the Compensation Committee charter was not material in nature.  A copy of the Compensation Committee’s current charter is available on our website at www.celadontrucking.com.

Report of the Compensation Committee.  In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K.  The Report of the Compensation Committee follows.

The Report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing made under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent that we incorporate such report by specific reference.

Compensation Committee Report for Fiscal 2007

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management.  Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007.

                       Compensation Committee
                       Michael Miller, Chairman
                       Anthony Heyworth
                       Catherine Langham

Director Nomination Process.  Director nominees are selected by the Compensation Committee.  Our Board of Directors has adopted a policy of re-nominating incumbent directors who continue to satisfy the criteria for Board membership and whom the Compensation Committee believes continue to make important contributions to the Board and who consent to continue to serve on the Board.

In filling vacancies on the Board of Directors, the Compensation Committee will solicit recommendations for nominees from persons that the Compensation Committee believes are likely to be familiar with (i) our needs and (ii) qualified candidates.  These persons may include members of the Board of Directors and management, advisors to us, or professional search firms.  This process was followed in the election of Catherine Langham to the Board of Directors.

The Compensation Committee also will consider proposed director nominees recommended by stockholders, provided that the following procedural requirements are satisfied.  Director nominee recommendations should be mailed via certified mail, return receipt requested, and addressed to Director Nomination, Celadon Group, Inc., c/o Paul Will - Vice Chairman, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235.  In order to be considered, a stockholder recommendation must: (i) be received at least 120 days prior to the anniversary of mailing of our proxy statement for the prior year’s annual meeting (by May 28, 2008 for director candidates to be considered for nomination for election at the Annual Meeting of Stockholders following the end of fiscal year 2008), however, if the date of such Annual Meeting is more than thirty days before or after November 9, 2008, then the deadline for submitting any director candidates for nomination for election at such annual meeting will be a reasonable time before we begin to print or mail such proxy materials; (ii) contain sufficient background information, such as a resumé and references, to enable our Compensation Committee to make a proper judgment regarding the proposed nominee’s qualifications; (iii) be accompanied by a signed consent of the proposed nominee to serve as a director, if elected, and a representation that such proposed nominee qualifies as independent under NASD Rule 4200(a)(15) or, if the proposed nominee does not qualify, a description of the reasons he or she is not independent; (iv) state the name and address of the stockholder submitting the recommendation and the number of shares of our common stock owned of record or beneficially by such stockholder; and (v) if submitted by a beneficial stockholder, be accompanied by evidence (such as a recent brokerage statement) that the person making the recommendation beneficially owns shares of our common stock.

In evaluating potential nominees, including potential nominees properly submitted by stockholders, our Compensation Committee will review the person’s judgment, integrity, independence, experience, and knowledge of the industry in which we operate or related industries, as well as such other factors the Compensation Committee determines are relevant in light of our needs and the needs of our Board of Directors.  With regard to specific qualities and skills, our Board of Directors believes it necessary that: (i) at least a majority of the members of the Board of Directors qualify as “independent” under NASD Rule 4200(a)(15); (ii) at least three members of the Board of Directors satisfy the audit committee membership criteria specified in NASD Rule 4350(d)(2); and (iii) at least one member of the Board of Directors eligible to serve on the Audit Committee have sufficient knowledge, experience, and training concerning accounting and financial matters so as to qualify as an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K.

Compensation Committee Interlocks and Insider Participation

Messrs. Miller, Heyworth, and Hines served as the Compensation Committee in fiscal 2007.  During fiscal 2007, no Compensation Committee member was an officer or employee for the Company. There were no interlocking relationships between our directors and executive officers and the executive officers and directors of any other entity that might affect the compensation of our executive officers.  For a description of other transactions between us and other directors and executive officers, see “Certain Relationships and Related Transactions” below.

Our Executive Officers

Set forth below is certain information regarding our current executive officers, with the exception of Messrs. Stephen Russell and Will.  See “Nominees for Directorships” above for information concerning the business experience of Mr. Russell and Mr. Will.  All executive officers are elected annually by the Board of Directors.  On July 25, 2007, Thomas Glaser, our then-President and Chief Operating Officer of the Company, announced his retirement, effective on that date.  The Board of Directors appointed Chris Hines to the resulting vacancy.

Chris Hines, 47, was appointed to the position of President and Chief Operating Officer of the Company on July 25, 2007.  Previously, Mr. Hines served on the Company’s Board of Directors from July 1, 2006, to July 25, 2007.  Prior to his appointment to President and Chief Operating Officer of the Company, Mr. Hines served as the President and Chief Operating Officer of Tripmaster Corp., an onboard computer and asset management company primarily serving the trucking industry since June 2006.  From 2004 to 2006, Mr. Hines was the President and Chief Executive Officer of Atipical Holdings, Inc., a business focused on asset management, equipment finance, and backroom productivity solutions.  From 2003 to 2004, Mr. Hines served as President of Pegasus Transtech, a provider of imaging-based business process and workflow solutions.  In 2003, Mr. Hines served as Executive Vice President of Terion, Inc., a provider of satellite equipment tracking hardware and software.  From 1986 to 2002, Mr. Hines served in various roles with TIP North American, a G.E. Capital subsidiary offering trailer financing services, including serving as President from 2000 to 2002.  Mr. Hines has served on the Truckload Carriers of America Board of Directors since 2001.

Kenneth Core, 57, has been our Vice President and Secretary since August 2003.  He was Vice President of Risk Management from July 2000 to July 2003.  He served in various capacities at Builders Transport, Inc. and CRST, Inc. for over 28 years, most recently as Vice President of Risk Management, prior to joining the Company.

Jon Russell, 36, has been our Executive Vice President Logistics since August 8, 2007.  Mr. Russell also serves as President of TruckersB2B, a wholly owned subsidiary of the Company, a position he has held since May 2003.  Previously, Mr. Russell served as Executive Vice President of Logistics for Celadon Trucking Services, Inc. from May 2003 until August 2007.  He was Chief Operating Officer of TruckersB2B from May 2002 to April 2003.  He was Vice President of Operations for TruckersB2B from May 2000 to April 2002.  Prior to joining TruckersB2B, Mr. Russell had been a Vice President in the Global Corporate Investment Bank of Citigroup for six years.  While at Citigroup, Mr. Russell was responsible for the management of Citibank’s New York Treasury non-dollar fixed-income portfolio.

Code of Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all our directors, officers, and employees.  The Code of Business Conduct and Ethics includes provisions applicable to our principal executive officer, principal financial officer, and principal accounting officer or controller or persons performing similar functions that constitute a “code of ethics” within the meaning of Item 406 (b) of Regulation S-K.  We are currently in the process of making certain amendments to our Code of Business Conduct and Ethics, as requested by the Board of Directors. A copy of the Code of Business Conduct and Ethics is available on our website at www.celadontrucking.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, our directors and executive officers and any persons owning more than 10 percent of our common stock are required to report their ownership of common stock and any changes in that ownership, on a timely basis, to the SEC.  To our knowledge, based solely on a review of materials provided to us, all such required reports were filed on a timely basis in fiscal 2007, except that (i) Chris Hines inadvertently failed to timely report on Form 4 the grant of an option to purchase 8,000 shares of common stock, which occurred in July 2006; (ii) Stephen Russell inadvertently failed to timely report on Form 5 the gift of 14,850 shares of common stock to a philanthropic organization, which occurred in April 2006, and (iii) Michael Miller, Anthony Heyworth, and Chris Hines each inadvertently failed to timely report on Form 4 the January 2007 grant of 2,720 shares of restricted stock.  All such transactions have been reported in subsequent filings.  Copies of Section 16(a) forms that our directors and officers file with the SEC are accessible through our website at www.celadontrucking.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy of Compensation

Our executive compensation philosophy is designed to attract and retain outstanding executives, to foster employee commitment, and to align employee and stockholder interests.  To this end, we have sought to provide competitive levels of compensation that integrate pay with our annual and long-term performance goals and reward above-average corporate performance.

The Compensation Committee has the responsibility to review and approve all executive officer compensation arrangements.  The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation.  The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances.  In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives’ interests with the interests of our stockholders.  The Compensation Committee must also review and approve all forms of incentive compensation, including stock option grants, restricted stock grants, and other forms of incentive compensation granted to our executive officers.  The Compensation Committee takes into account the recommendations of our CEO in reviewing and approving the overall compensation of the other executive officers.

We believe the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success.  Thus, we seek to provide overall compensation levels that (i) attract and retain talented executives and motivate those executives to achieve superior results, (ii) align executives’ interests with our corporate strategies, our business objectives, and the long-term interests of our stockholders, and (iii) enhance executives’ incentives to increase our stock price and maximize stockholder value.  In addition, we strive to ensure that our compensation, particularly salary compensation, is consistent with our constant focus on controlling costs.  In many instances we build our compensation elements around long-term retention and development together with annual rewards based on specific focus areas.

Elements of Compensation

Our compensation program for senior executive officers has two major elements, fixed and incentive.  Our compensation program also consists of providing our senior executive officers with specified perquisites and with employee benefits that are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements.  In making decisions regarding an executive’s total compensation, the Compensation Committee considers whether the total compensation is (i) fair and reasonable to us, (ii) internally appropriate based upon our culture and the compensation of our other employees, and (iii) within a reasonable range of the compensation afforded by other opportunities.  The Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive’s leadership, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial success, the creation of stockholder value, and current and past compensation.  In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation.  Consistent with our culture of cost control and high level of performance, the Compensation Committee historically has attempted to keep base salaries relatively low and weight overall compensation toward incentive cash and equity-based compensation.  The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value.  The Compensation Committee also considers the tax consequences associated with each element of compensation, including whether the deductibility of compensation is expected to be limited under Section 162(m) of the Internal Revenue Code (the “Code”).  In determining whether to increase or decrease an element of compensation, we rely upon the Compensation Committee’s judgment concerning the contributions of each executive and, with respect to executives other than the CEO, we consider the recommendations of the CEO.  We generally do not rely on rigid formulas (other than our current method of setting our CEO’s base salary and performance targets under our annual Cash Bonus Program (the “Program”), both as described below) or short-term changes in business performance when setting compensation.

The following is a discussion of each element of our compensation program, including (i) why we choose to pay each element, (ii) how we determine the specific amount to pay for each element, and (iii) how each element, and our decisions related thereto, fit into our overall compensation objectives and affect decisions regarding other elements.  We also discuss the specific decisions we made with respect to the fiscal 2007 compensation of our Named Executive Officers.  We made all such decisions in the context of the expansion of our domestic operations through the acquisitions of certain assets of Erin Truckways LTD., d/b/a Digby Truck Line Inc., in October 2006, Warrior Services Inc., d/b/a Warrior Xpress, in February 2007, and Air Road Express, Inc. in June 2007, as well as the management of our international operations in Mexico and Canada, the operation of TruckersB2B, and our ability to overcome cost increases and improve our margins through our commitment to safety and driver recruiting and retention.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract, motivate, and retain highly qualified executives.  Base pay is a critical element of our compensation program because it provides our executive officers with stability.  Such stability allows our executives to focus their attention and efforts on creating stockholder value and on our other business objectives.  In determining base salaries, we consider an executive’s qualifications and experience, including, but not limited to, the executive’s industry knowledge and the quality and effectiveness of the executive’s leadership, scope of responsibilities, past performance, and future potential of providing value to our stockholders.  Although we do not believe it is appropriate to establish compensation levels based solely on benchmarking because of geographic and incentive compensation differences, we consider base salaries of executives having similar qualifications and holding comparable positions in companies similarly situated to ours.  We set our base salaries at a level that allows us to pay a portion of an executive officer’s total compensation in the form of perquisites, cash bonuses, and long-term incentives.  We believe that such a mix of compensation helps us incentivize our executives to maximize stockholder value.  We consider adjustments to base salaries annually to reflect the foregoing factors but do not apply a specific weighting to such factors.

Base Salary of Our CEO.  The salary of our Chairman and CEO, Stephen Russell, is currently established pursuant to an employment agreement dated January 21, 1994, as amended and extended by its terms thereafter, which provides Mr. Russell with a base salary equal to $521,000 adjusted annually on January 21st for increases in the Consumer Price Index.  Mr. Russell’s current base salary is $630,661.

Base Salary of Our Other Named Executive Officers.  In reviewing and making decisions with respect to the base salaries of executive officers (other than our CEO) for fiscal 2007, the Compensation Committee reviewed and considered: (i) compensation information disclosed by similarly-sized publicly held truckload carriers; (ii) our financial and operating performance, as well as the role of and contribution of the particular executive with respect to such performance; and (iii) the particular executive’s contributions to us unrelated to our financial performance.  The Compensation Committee believes that the annual salaries of the Named Executive Officers are reasonable compared to similarly situated executives of other comparable companies, including trucking and transportation companies and other comparable companies from a variety of industries.

On January 31, 2007, the Compensation Committee reviewed and considered our compensation philosophy and the factors and guidelines described above.  In light of these considerations, the Compensation Committee discussed awarding certain perquisites to Mr. Glaser, our then-President and Chief Operating Officer, and Mr. Will, our Executive Vice President, CFO, Assistant Secretary, and Treasurer, but instead determined that base salary increases, as opposed to the contemplated perquisite awards, were more closely aligned with our compensation objectives.  Accordingly, the Compensation Committee approved an annual base salary increase from $225,000 to $237,000 for Messrs. Glaser and Will, effective April 1, 2007.  Messrs. Core and Hernandez did not receive base salary increases because perquisite awards were not contemplated for them in fiscal 2007.  In August 2007, after the end of our 2007 fiscal year, the Compensation Committee approved an annual base salary increase from $237,000 to $250,000 for Mr. Will, effective September 1, 2007.

Incentive Compensation

Performance–Based Annual Cash Bonus Program.  Pursuant to the Program, the Compensation Committee annually determines bonuses for the Program’s participants following the finalization of the financial statements.  The Compensation Committee may consider Company and individual performance components when making bonus determinations.  For fiscal 2007, the Compensation Committee based bonus amounts for the CEO and each other Named Executive Officer on the Company’s achievement of performance targets for the fiscal year ended June 30, 2007.  The bonus amounts are adjusted up or down based on a range of Company performance between 85% and 140% of the earnings target. The Compensation Committee believed that the performance targets represented aggressive, yet achievable, goals.

Performance-Based Compensation of Our Named Executive Officers. Although all of the performance targets established pursuant to the Program were not achieved for fiscal 2007, the Compensation Committee granted a discretionary bonus of $150,000, $100,000, $15,000 and $15,033 to Messrs. Russell, Will, Core, and Hernandez, respectively.  The discretionary bonus awarded to Messrs. Russell, Will, Core, and Hernandez was based on, among other things, the Company’s safety, driver development, and profitability above the targeted range.  A portion of the discretionary bonus awarded to Mr. Hernandez was based on performance of our Mexican subsidiaries.  The variation among the amounts awarded as bonus compensation to our Named Executive Officers is attributable to the respective Named Executive Officer’s scope of responsibility related to achievement of our performance targets and increasing stockholder value.

Omnibus Incentive Plan.  On January 12, 2006, our stockholders approved the Celadon Group, Inc. 2006 Omnibus Incentive Plan (the “Incentive Plan”).  Each of our Named Executive Officers is eligible to participate in our Incentive Plan.  We use our Incentive Plan to, among other things, (i) provide annual incentives to executive officers in a manner designed to reinforce our performance goals, (ii) attract, motivate, and retain qualified executive officers by providing them with long-term incentives, and (iii) align our executives’ and stockholders’ short- and long-term interests by creating a strong and direct link between executive pay and stockholder return.

The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by granting awards that have multiple-year vesting schedules.  Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to the Company’s short-term performance.  Awards with multiple-year vesting schedules create incentive for executive officers to increase stockholder value over an extended period of time because the value received from such awards is based upon the growth of the stock price.  Such awards also incentivize executives to remain with us over an extended period of time.  Thus, we believe our Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.  A description of the awards that may be made pursuant to our Incentive Plan follows.  Such descriptions are qualified in their entirety by reference to the text of the Incentive Plan.

Stock Options.  Pursuant to the Incentive Plan, the Compensation Committee may grant awards in the form of stock options to purchase shares of common stock, which stock options may be non-qualified or incentive stock options for federal income tax purposes.  Stock options granted under the Incentive Plan vest and become exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee.  Any stock option granted in the form of an incentive stock option must satisfy the requirements of Section 422 of the Code.  The exercise price per share of common stock for any stock option can not be less than 100% of the fair market value of a share of common stock on the day that the stock option is granted.  In addition, the term of the stock option may not exceed ten years.  The exercise price of any stock option granted pursuant to the Incentive Plan may not be subsequently reduced by amendment or cancellation and substitution of such stock option or any other action of the Compensation Committee without stockholder approval, subject to the Compensation Committee’s authority to adjust awards upon certain events as set forth in the Incentive Plan.  The type (incentive or non-qualified), vesting, exercise price, and other terms of each stock option is set forth in the award notice for such stock option.

A stock option may be exercised by paying the exercise price in cash or its equivalent and/or, to the extent permitted by the Compensation Committee and applicable law, shares of common stock, a combination of cash and shares of common stock, or through the delivery of irrevocable instruments to a broker to sell the shares obtained upon the exercise of the stock option and to deliver to us an amount equal to the exercise price.

Stock Appreciation Rights.  The Compensation Committee may grant awards in the form of stock appreciation rights, either in tandem with a stock option (“Tandem SARs”) or independent of a stock option (“Freestanding SARs”).  The exercise price of a stock appreciation right is an amount determined by the Compensation Committee, but in no event is such amount less than 100% of the fair market value of a share of common stock on the date that the stock appreciation right was granted or, in the case of a Tandem SAR, the exercise price of the related stock option.

A Tandem SAR may be granted either at the time of grant of the related stock option or at any time thereafter during the term of the related stock option.  A Tandem SAR is exercisable to the extent its related stock option is exercisable.  Each Tandem SAR will entitle the holder of such stock appreciation right to surrender the related stock option and to receive an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the stock option exercise price per share of common stock, times (ii) the number of shares of common stock covered by the stock option which is surrendered.  Upon the exercise of a stock option as to some or all of the shares of common stock covered by such stock option, the related Tandem SAR is automatically canceled to the extent of the number of shares of common stock covered by the exercise of the stock option.

Each Freestanding SAR will entitle the holder of such stock appreciation right upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the exercise price, times (ii) the number of shares of common stock covered by the Freestanding SAR and as to which the stock appreciation right is exercised.

The type (Tandem SAR or Freestanding SAR), exercise price, vesting, and other terms of each stock appreciation right is set forth in the award notice for such stock appreciation rights.  Payment of stock appreciation rights may be made in shares of common stock or in cash, or partly in shares of common stock and partly in cash, as determined by the Compensation Committee.

Other Stock-Based Awards.  The Compensation Committee may grant awards in the form of stock awards (for either unrestricted or restricted shares of common stock), restricted stock unit awards, and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, common stock.  Such other stock-based awards are in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of common stock (or the equivalent cash value of such shares of common stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives.  In addition, the Compensation Committee may choose, at the time of grant of a stock-based award, or any time thereafter up to the time of the payment of such award, to include as part of such award an entitlement to receive dividends or dividend equivalents on the shares of common stock underlying such award, subject to such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee may establish.  The restrictions, conditions, and other terms of each stock-based award are set forth in the award notice for such award.

Performance Units.  The Compensation Committee may grant awards in the form of performance units, which are units valued by reference to designated criteria established by the Compensation Committee other than common stock.  Performance units are in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive a designated payment upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives.  The form, applicable conditions, and other terms of each performance unit are set forth in the award notice for such performance unit.

Performance Awards.  Performance awards are designed to reward executive officers for their contributions to our financial and operating performance and are based primarily upon our financial results and certain operating statistics that the Compensation Committee identifies each year as being important to our success.  Performance awards are awards structured to qualify as deductible “performance-based” compensation for purposes of Section 162(m) of the Code.  Performance awards may take the form of cash, stock awards, restricted stock unit awards, or performance units that are conditioned upon the satisfaction of enumerated performance criteria during a stated performance period, which awards, in addition to satisfying the requirements otherwise applicable to that type of award generally, also satisfy the requirements of performance awards under the Incentive Plan.

Performance awards must be based upon one or more of the following performance criteria: (a) revenues (including without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), (b) net revenues, (c) fuel surcharges, (d) accounts receivable collection or days sales outstanding, (e) cost reductions and savings (or limits on cost increases), (f) safety and claims (including, without limitation, measures such as accidents per million miles and number of significant accidents), (g) operating income, (h) operating ratio, (i) income before taxes, (j) net income, (k) earnings before interest and taxes (EBIT), (l) earnings before interest, taxes, depreciation, and amortization (EBITDA), (m) adjusted net income, (n) earnings per share, (o) adjusted earnings per share, (p) stock price, (q) working capital measures, (r) return on assets, (s) return on revenues, (t) debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), (u) productivity and efficiency measures (including, without limitation measures such as driver turnover, trailer to tractor ratio, and tractor to non-driver ratio), (v) cash position, (w) return on stockholders’ equity, (x) return on invested capital, (y) cash flow measures (including, without limitation, free cash flow), (z) market share, (aa) stockholder return, (bb) economic value added, or (cc) completion of acquisitions (either with or without specified size).  In addition, the Compensation Committee may establish, as an additional performance measure, the attainment by a participant of one or more personal objectives and/or goals that the Compensation Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, or the exercise of specific areas of managerial responsibility.  The performance goals set by the Compensation Committee may be expressed on an absolute and/or relative basis, and may include comparisons with our past performance (including the performance of one or more of our divisions) and/or the current or past performance of other peer group companies or indices.

For each performance period, the Compensation Committee designates, in its sole discretion, within the initial period allowed under Section 162(m) of the Code which persons are eligible for performance awards for such period, the length of the performance period, the types of performance awards to be issued, the performance criteria to be used to establish performance goals, the kind or level of performance goals, and other relevant matters.

After the close of each performance period, the Compensation Committee determines whether the performance goals for the cycle have been achieved.  In determining the actual award to be paid to a participant, the Compensation Committee has the authority to reduce or eliminate any performance award earned by the participant, based upon any objective or subjective criteria it deems appropriate.  The award notice for each performance award sets forth or makes reference to the performance period, performance criteria, performance goals, performance formula, performance pool, and other terms applicable to such performance award.

Incentive Plan Compensation of Our Named Executive Officers.  Historically, we have sought to align the long-term interests of executive officers and stockholders through the use of stock-based compensation, including stock options, stock appreciation rights, and restricted stock grants.  The Compensation Committee views restricted stock as an important part of overall executive compensation because of the emphasis on increasing stockholder value and promoting a long-term financial interest in the Company.  In January 2007, after reviewing our Incentive Plan and compensation philosophy, the Compensation Committee awarded 3,000 shares of restricted stock to Mr. Core and 2,000 shares of restricted stock to Mr. Hernandez.  The Compensation Committee determined that our other Named Executive Officers had been adequately compensated under the Incentive Plan in prior years, and thus did not grant additional shares of restricted stock to these individuals. The restricted stock awards are subject to certain performance vesting targets tied to achievement of at least ninety percent (90%) of the annual budget, as approved by our Board of Directors for the applicable year.  The grants are intended to be “performance-based” compensation for purposes of Section 162(m) of the Code; however the amounts eligible to vest for achievement of the fiscal 2007 goal may not qualify.  The restricted stock awards will vest upon the achievement of the performance target for the applicable year beginning with fiscal 2007.  In the event a performance target is not met, the restricted stock that otherwise would have vested instead will be forfeited.  The restricted stock awards contain additional forfeiture provisions as determined by the Compensation Committee at the date of grant.

During the first quarter of fiscal 2007, the Company entered into an alternative fixed compensation arrangement with Messrs. Core and Hernandez whereby Messrs. Core and Hernandez agreed to forfeit all future rights with respect to compensation from their existing SAR grants in exchange for a guaranteed quarterly payment for the remainder of the underlying term of their respective grants. During the fiscal year 2007, Messrs. Core and Hernandez received $182,476 and $78,893, respectively, pursuant to this alternative arrangement.  Mr. Core also received $38,881 on July 1, 2007 and will receive (i) $38,881 on October 1, 2007, and (ii) $10,244 on the first day of each quarter thereafter, with the last of such payments being paid on October 1, 2008.  Mr. Hernandez received $10,244 on July 1, 2007 and will receive $10,244 on October 1, 2007.  These alternative arrangements are subject to Messrs. Core’s and Hernandez’s continued service to the Company or one of its subsidiaries.

Other Compensation

We provide our Named Executive Officers with certain other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation program.  We believe that these benefits allow our executives to work more efficiently.  The costs of these benefits constitute only a small percentage of each executive’s total compensation.  In setting the amount of these benefits, the Compensation Committee considers (i) each executive’s position and scope of responsibilities, and (ii) all other elements comprising the executive’s compensation.  Our Named Executive Officers also participate in our employee benefit plans on the same basis as our other employees.

Other Compensation of Our Named Executive Officers. In fiscal 2007, we provided our Named Executive Officers with additional compensation in the form of (i) company automobiles and term life insurance for each of Messrs. Russell, Glaser, and Will; (ii) disability insurance for each of Messrs. Russell, Glaser, Will, and Core; and (iii) premiums and reimbursements under an executive health and disability benefit program for each of Messrs. Russell and Will.

In fiscal 2007, our Named Executive Officers participated in our employee benefit plans, including our medical, dental, and group life insurance plans, in each case on the same basis as our other employees.  Additionally, in fiscal 2007, we contributed to the 401(k) Plan accounts and Excess Benefit Plan of our Named Executive Officers.  The Excess Benefit Plan allows management or other highly compensated employees an opportunity to defer compensation on a pre-tax basis in excess of qualified retirement plan limits.  See the “All Other Compensation” column of the Summary Compensation Table below for the aggregate dollar amount of all additional compensation provided to each of our Named Executive Officers.

Employment Agreements

We have entered into an employment agreement with Mr. Russell, our Chairman and CEO, and separation agreements with Mr. Will, our Executive Vice President, CFO, Assistant Secretary, and Treasurer, and Mr. Glaser, our former President and Chief Operating Officer, all as described below.  The agreements with Messrs. Russell and Will reflect the fact that a significant portion of their total compensation may at any point in time consist of unvested stock options or restricted stock holdings, and that some measure of protection against a possible, but unpredictable, action of successor corporations is desirable for both the executives and the Company.  These agreements also reduce the risk that alignment between Messrs. Russell and Will’s and our stockholders’ interests are decoupled by a change-in-control event.  The payout provisions under these agreements were established based on prevailing market practice.  The agreement with Mr. Glaser was entered into upon his retirement from his position as the Company’s President and Chief Operating Officer.

The employment agreement of Mr. Russell provides that upon the occurrence of a change in control (as defined in the employment agreement) Mr. Russell may be entitled to receive certain payments and benefits from us.  Specifically, if (i) at any time within two years of a change in control or within 180 days prior to a change in control, Mr. Russell’s employment is terminated by us without cause or by Mr. Russell for cause or (ii) at any time during the ninety (90) day period immediately following the date which is six months after the change in control Mr. Russell terminates his employment for any reason, Mr. Russell shall be entitled to receive from us (1) a lump sum payment in an amount equal to three times his base salary and three times the highest annual bonus paid to him within three years prior to the change in control; (2) any accrued benefits; (3) a pro-rata portion of the bonus for the fiscal year  in which the change in control occurs; (4) continued medical and dental benefits for himself and eligible dependents for 36 months; (5) outplacement services for one year; and (6) upon the occurrence of the change in control, full and immediate vesting of all stock options and equity awards.  The agreement also provides that Mr. Russell is entitled to receive a gross-up payment on any payments made to him that are subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if the total payments made to Mr. Russell do not exceed 110% of the greatest amount that could be paid to him, such that the receipt of payments would not give rise to any excise tax, then no gross-up payment will be made and the payments made to Mr. Russell, in the aggregate, will be reduced to an amount that would result in no excise tax being triggered.  The employment agreement also includes a two-year non-compete covenant commencing on termination of employment.

Mr. Will is party to a separation agreement with us whereby we have the right at any time, with or without prior written notice, to terminate his employment or obtain his resignation.  The agreement provides that in the event of termination of employment, Mr. Will will be entitled to receive from us: (i) one year’s salary less normal withholding; (ii) a pro-rata bonus payment equal to the then current bonus formula for the time employed in the then current fiscal year up to the date of termination in that fiscal year less normal withholdings; (iii) a lump sum payment equal to twelve months of COBRA premiums for the group medical and dental plans; and (iv) a lump sum payment equal to twelve months car allowance.  In addition, in such event, Mr. Will will be entitled to exercise any vested or unvested stock options he then has in accordance with the terms of the Celadon Group, Inc. 1994 Stock Option Plan, as amended and restated thereafter, for a period of one year from the termination of his employment.

On July 25, 2007, Mr. Glaser announced his retirement from his position as the Company’s President and Chief Operating Officer.  In return for the Company paying Mr. Glaser certain compensation and retirement benefits, all as more fully described in the Current Report on Form 8-K filed July 31, 2007, Mr. Glaser agreed to furnish certain transportation consulting services and agreed to certain restrictions on the (i) disclosure of proprietary information of the Company, (ii) disparagement of the Company, (iii) solicitation of the Company’s employees, customers, and independent contractors, and (iv) engagement in competition with the Company for a period of twenty-four months.  The Compensation Committee believes the interests of the Company were best served by entering into this agreement with Mr. Glaser.

We currently do not have any other employment contracts, severance agreements, or change in control agreements with any of our other Named Executive Officers.

The following tables include information with respect to the compensation of our Named Executive Officers for the fiscal year ended June 30, 2007.  Although Mr. Glaser is not presently our President and Chief Operating Officer, he served in such role for all of fiscal 2007.  Compensation information for Mr. Hines, as Mr. Glaser’s replacement, was approved by our Compensation Committee and disclosed on the Current Report on Form 8-K filed with the SEC on August 14, 2007.  Our Compensation Committee approved an arrangement whereby Mr. Hines will receive an annual salary of $250,000.  Compensation earned by Mr. Hines while a director of the Company during fiscal 2007 can be found in the table entitled “Director Compensation”.

Summary Compensation Table

The following table sets forth information concerning the total compensation for the fiscal year 2007 awarded to, earned by, or paid to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Stephen Russell, Chairman and CEO	2007	651,403	150,000	249,185	337,648	---	47,551(5)	1,435,787
Thomas Glaser, President and Chief Operating Officer	2007	228,919	---	117,700	95,050	---	20,899(6)	462,568
Paul Will, Executive Vice President, CFO, Assistant Secretary, and Treasurer	2007	229,325	100,000	97,631	77,007	---	9,369	513,332
Kenneth Core, Vice President and Secretary	2007	122,400	15,000	11,011	13,209	182,476	2,962	347,058
Sergio Hernandez, Vice President-Mexico	2007	140,226	15,033	9,262	22,102	78,893	1,639	267,155

(1)	See the Compensation Discussion and Analysis for a description of these bonus amounts.
(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock awards granted to each Named Executive Officer in accordance with SFAS 123R.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 7 of our consolidated financial statements as provided in the Form 10-K for the fiscal year-ended June 30, 2007, as filed with the SEC on August 29, 2007.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officer.  See the Grants of Plan-Based Awards Table for information on awards made in 2007.

(3)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each Named Executive Officer in accordance with SFAS 123R.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 7 of our consolidated financial statements as provided in the Form 10-K for the fiscal year-ended June 30, 2007, as filed with the SEC on August 29, 2007.  For information on the valuation assumptions with respect to grants made prior to 2007, refer to the notes of our financial statements as provided in the Form 10-K for the respective year-end.  These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officer.

(4)
During the first quarter of fiscal 2007, the Company entered into an alternative fixed compensation arrangement with Messrs. Core and Hernandez whereby Messrs. Core and Hernandez agreed to forfeit all future rights with respect to compensation from their existing SAR grants in exchange for a guaranteed quarterly payment for the remainder of the underlying term of their respective grants.  This column represents the amount received by the Named Executive Officer for fiscal 2007.  Future payouts under the alternative arrangement are subject to the Named Executive Officer’s continued service to the Company or one of its subsidiaries.

(5)
This amount represents, among other things (i) $21,313 in premiums for term life insurance for Mr. Russell, (ii) the cost of lease payments and insurance premiums related to providing Mr. Russell with the use of a company vehicle, and (iii) contributions to the Excess Benefit Plan.

(6)
This amount represents, among other things (i) the cost of lease payments and insurance premiums related to providing Mr. Glaser with the use of a company vehicle and (ii) contributions to the Excess Benefit Plan.

Narrative to Summary Compensation Table

See the Compensation Discussion and Analysis for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during the fiscal year 2007.  Messrs. Russell, Glaser, and Will did not receive any grants during fiscal year 2007.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Kenneth Core, Vice President and Secretary	01/31/07	3,000	16.79	50,370
Sergio Hernandez, Vice President-Mexico	01/31/07	2,000	16.79	33,580

(1)	This column represents the exercise price for the stock awards granted, which was the closing price of our stock on the grant date.
(2)
This column represents the grant date fair value of the stock awards under SFAS 123R granted to the Named Executive Officer during fiscal 2007.  The fair value was calculated using the closing price of our common stock on the grant date.  The fair value of the stock awards are accounted for in accordance with SFAS 123R.  For additional information on the valuation assumptions, refer to note 7 of our consolidated financial statements in the Form 10-K for the year-ended June 30, 2007, as filed with the SEC on August 29, 2007.  These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the Named Executive Officer.

Narrative to Grants of Plan-Based Awards

See the Compensation Discussion and Analysis for a complete description of the grants of restricted stock made during fiscal year 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of June 30, 2007.  All outstanding equity awards are in shares of our common stock.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Stephen Russell, Chairman and CEO	08/01/97	28,125		5.33	08/01/07
	04/04/02	157,500		2.85	04/04/12
	10/30/03					14,063(4)	223,594
	10/28/04	39,375	39,375(1)	8.64	10/28/08
	01/12/06	70,786	212,624(2)	12.81	01/12/16
	01/12/06					40,500(2)	643,950
Thomas Glaser, President and Chief Operating Officer	10/30/03					10,013(4)	159,199
	10/28/04	33,750	33,750(1)	8.64	10/28/08
	01/12/06	25,988	77,962(2)	12.81	01/12/16
	01/12/06					14,850(2)	236,115
Paul Will, Executive Vice President, CFO, Assistant Secretary, and Treasurer	10/30/03					8,438(4)	134,156
	10/28/04	28,125	28,125(1)	8.64	10/28/08
	01/12/06	21,263	63,787(2)	12.81	01/12/16
	01/12/06					12,150(2)	193,185
Kenneth Core, Vice President and Secretary	06/26/00	4,500		6.22	06/26/10
	11/30/00	4,500		1.67	11/30/10
	09/07/01	2,250		1.71	09/07/11
	10/01/01	2,250		1.71	10/01/11
	01/12/06	2,363	7,087(2)	12.81	01/12/16
	01/12/06					1,350(2)	21,465
	01/31/07					3,000(5)	47,700
Sergio Hernandez, Vice President-Mexico	09/07/01	11,250		1.71	09/07/11
	10/01/01	3,375		1.71	10/01/11
	10/28/04	2,813	5,625(3)	8.64	10/28/08
	01/12/06	2,363	7,087(2)	12.81	01/12/16
	01/12/06					1,350(2)	21,465
	01/31/07					2,000(5)	31,800

(1)
This amount represents unexercised SARs granted to the Named Executive Officer.  The grant vests over a 4 year period (25% vested on 10/28/05, 25% vested on 10/28/06, 25% vests on 10/28/07, and 25% vests on 10/28/08).

(2)
This amount represents unexercised options and unvested restricted stock, respectively, granted to the Named Executive Officer.  The options and restricted stock, respectively, vest over a 4 year period (25% vested on 1/12/07, 25% vests on 1/12/08, 25% vests on 1/12/09, and 25% vests on 1/12/10).

(3)	This amount represents unexercised SARs granted to the Named Executive Officer. The grant vests over a 3 year period (33% vested on 10/28/06, 33% vests on 10/28/07, and 33% vests on 10/28/08).
(4)
This amount represents unvested restricted stock granted to the Named Executive Officer.  The grant vests over a 4 year period (25% vested on 10/30/04, 25% vested on 10/30/05, 25% vested on 10/30/06, and 25% vests on 10/30/07).

(5)
This amount represents unvested restricted stock granted to the Named Executive Officer.  The grant vests over a 4 year period (25% vests on 1/31/08, 25% vests on 1/31/09, 25% vests on 1/31/10, and 25% vests on 1/31/11).

Option Exercises and Stock Vested

The following table sets forth information concerning the vesting of certain option and stock awards in fiscal 2007 for our Named Executive Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stephen Russell, Chairman and CEO	168,750	2,369,938	27,563	502,043
Thomas Glaser, President and Chief Operating Officer	67,500	832,275	14,963	275,963
Paul Will, Executive Vice President, CFO, Assistant Secretary, and Treasurer	90,000	1,095,300	12,488	230,432
Kenneth Core, Vice President and Secretary	---	---	450	7,866
Sergio Hernandez, Vice President- Mexico	---	---	450	7,866

(1)
The Named Executive Officer acquired shares when a portion of the relevant stock award vested in fiscal 2007.  However, pursuant to the terms of the award notice, the Named Executive Officer will not receive the shares until the grant fully vests on January 12, 2010.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for fiscal 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Total ($)
Anthony Heyworth	37,500	22,835	23,586	83,921
Chris Hines	26,250	22,835	23,016	72,101
Michael Miller	42,500	22,835	23,586	88,921

(1)	This column represents the amount of cash compensation earned in fiscal 2007 for Board and committee service.
(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock awards granted to each director in 2007 in accordance with SFAS 123R.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 7 of our consolidated financial statements as provided in the Form 10-K for the fiscal year-ended June 30, 2007, as filed with the SEC on August 29, 2007.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officer.

(3)	See the supplemental Director Compensation Table below for additional information.
(4)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each director in accordance with SFAS 123R.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 7 of our consolidated financial statements as provided in the Form 10-K for the fiscal year-ended June 30, 2007, as filed with the SEC on August 29, 2007.  For information on the valuation assumptions with respect to grants made prior to 2007, refer to the notes of our financial statements as provided in the Form 10-K for the respective year-end.  These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officer.  As of June 30, 2007, (i) Mr. Heyworth had 59,625 outstanding option awards, (ii) Mr. Hines had 8,000 outstanding option awards, and (iii) Mr. Miller had 59,625 outstanding option awards.

The following supplemental Director Compensation Table details grants of stock awards to each of our directors in fiscal 2007, included in the “Stock Awards” column of the Director Compensation Table, the grant date fair value of each 2007 stock award, and the aggregate number of outstanding, unvested stock awards owned by each of our directors as of June 30, 2007.

Name	Grant Date	Stock Awards (#)	Grant Date Fair Value ($)(1)	Total Number of Outstanding Stock Awards (#)
Anthony Heyworth	01/31/07	2,720	45,669	2,720
Chris Hines	01/31/07	2,720	45,669	2,720
Michael Miller	01/31/07	2,720	45,669	2,720

(1)
This column represents the grant date fair value of the stock awards under SFAS 123R granted to the director during fiscal 2007.  The fair value was calculated using the closing price of our common stock on the grant date.  The fair value of the stock awards are accounted for in accordance with SFAS 123R.  For additional information on the valuation assumptions, refer to note 7 of our consolidated financial statements in the Form 10-K for the year-ended June 30, 2007, as filed with the SEC on August 29, 2007.  These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the director.

Narrative to Director Compensation

Effective January 31, 2007, we adopted a new compensation program for our three non-employee directors, Messrs. Heyworth, Hines, and Miller, with target annual compensation of approximately $100,000 per director.  We established cash compensation of $35,000, plus $2,500 for serving as a committee chair and $5,000 for serving as lead director. There are no meeting or committee membership fees. In addition, we established equity compensation of approximately $65,000.  For fiscal 2007, the equity compensation consisted of $19,333 in financial statement value (based on a Black-Scholes calculation) of stock options granted in fiscal 2005 that vested in fiscal 2007, plus a number of shares of restricted stock equal to $45,667 divided by the stock price on the date of grant.  Because Mr. Hines became a director in fiscal 2007, he did not receive the equity compensation tied to the vesting of certain options granted in fiscal 2005. Under the new compensation program, our non-employee directors received restricted stock awards in the amount of 2,720 shares of the Company’s common stock on January 31, 2007.  The restricted stock awards will vest entirely on the date of the 2007 Annual Meeting of Stockholders of the Company.  The shares must be held for a minimum of two years following the vesting date so long as the recipient remains a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 1, 2007 the number and percentage of outstanding shares of our common stock beneficially owned by (i) each person known by us to beneficially own more than five percent (5%) of the outstanding shares of the common stock; (ii) each of our Named Executive Officers, (iii) each of our directors, and (iv) all of our directors and executive officers as a group.  Share numbers and other information for Thompson, Siegel & Walmsely, Inc., included in the following table and notes are as of December 31, 2006, and solely based upon Schedule 13G filed with the SEC on February 12, 2007.  We had issued and outstanding 23,663,211 shares of common stock as of September 1, 2007.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (3)	Percent of Class
Common Stock	Stephen Russell	1,251,420	5.24%
Common Stock	Thomas Glaser	159,138	*
Common Stock	Paul Will	248,400	1.05%
Common Stock	Kenneth Core	29,663	*
Common Stock	Sergio Hernandez	34,288	*
Common Stock	Michael Miller	55,033	*
Common Stock	Anthony Heyworth	58,408	*
Common Stock	Chris Hines	2,040	*
Common Stock	Catherine Langham	0	*
Common Stock	Thompson, Siegel & Walmsley, Inc. (2)	1,231,533	5.20%
Common Stock	All directors and executive officers as a group (10 persons)(4)	1,929,715	8.01%

*	Represents beneficial ownership of not more than one percent of the outstanding common stock.
(1)
The address of each Named Executive Officer and other directors is 9503 East 33 rd Street, One Celadon Drive, Indianapolis, Indiana, 46235.  The address of Thompson, Siegel & Walmsley, Inc. is 5000 Monument Avenue, Richmond, Virginia 23230.

(2)	Based upon Schedule 13G filed on February 12, 2007 with the SEC.
(3)
Beneficial ownership is calculated in accordance with the rules of the SEC.  A person is deemed to have “beneficial ownership” of any security that he or she has a right to acquire within sixty days following September 1, 2007.  Shares of common stock underlying stock options that are currently exercisable or will be exercisable within 60 days following September 1, 2007 are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of all executive officers and directors as a group, but are not deemed outstanding for purposes of computing the percentage ownership of any other person or entity.  As a result, the denominator used in calculating beneficial ownership percentages among our stockholders and management may differ.  As of September 1, 2007, the number of shares of common stock underlying stock options currently exercisable or that will become exercisable within 60 days following September 1, 2007 were held by the following individuals:                          Mr. Russell – 228,376 shares; Mr. Will – 21,263 shares; Mr. Core – 11,363 shares; Mr. Glaser – 1,913 shares; Mr. Hernandez – 16,988 shares; Mr. Miller – 26,438 shares; and Mr. Heyworth – 51,188 shares.

(4)
 The other officer is Jon Russell.  Jon Russell beneficially owns 91,325 share of common stock, which are comprised of 34,100 shares of common stock and 57,225 shares of common stock underlying Jon Russell’s stock options that are currently exercisable or will become exercisable within 60 days following September 1, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee has established procedures relating to the review, approval, or ratification of any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any “related person” (as that term is defined in Instruction 1 to Item 402(a) of Regulation S-K) had or will have a direct or indirect material interest (“Interested Transactions”).  Upon review of the material facts of all Interested Transactions, the Audit Committee will either approve or disapprove the Interested Transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the terms are arms’-length and the extent of the related person’s interest in the transaction.  No director may participate in any discussion or approval of an Interested Transaction for which he is a related party.  If an Interested Transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.  The following Interested Transaction was subject to such review, approval, or ratification:

During fiscal 2007, we employed and compensated in excess of $120,000 in total compensation one individual who is considered a related person under Item 404(a) of Regulation S-K.  Jon Russell, Executive Vice President of Logistics and President of our Truckers B2B subsidiary and son of Stephen Russell, our Chairman of the Board and CEO, received aggregate total compensation of $400,559, including (i) an annual salary of $181,500, (ii) a discretionary bonus in the amount of $60,315; (iii) $51,219 representing payments pursuant to a fixed alternative arrangement for payout of certain SARs; (iv) $72,397 attributable to the fair value of restricted stock which vested in fiscal 2007; (v) $26,418 representing the fair value of stock options which vested during fiscal 2007; (vi) $5,677 for company auto; (vii) $1,872 for 401(k) match; and (viii) $1,161 for disability insurance provided by the Company.

See“Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – Compensation and Nominating Committee – Compensation Committee Interlocks and Insider Participation” for a description of transactions between us and members of our Compensation Committee or their affiliates.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We engaged KPMG as our independent registered public accounting firm during fiscal 2007 and will continue to engage KPMG for fiscal 2008.  A representative of KPMG is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and such representative will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Principal Accounting Fees and Services

KPMG billed us the following amounts for services provided in the following categories during the fiscal years ended June 30, 2007 and 2006.

	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$310,000	$303,000
Audit-Related Fees(2)	0	0
Tax Fees(3)	0	0
All Other Fees(4)	0	0
Total	$310,000	$303,000

(1)
“Audit Fees” represents the aggregate fees billed for professional services rendered by KPMG for the audit of our annual financial statements and audit of internal controls and review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for that fiscal year.

(2)
“Audit-Related Fees” represents fees billed, other than Audit Fees, for assurance and related services by the principal independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting.  We were not billed any Audit-Related Fees in fiscal 2007 or fiscal 2006.

(3)
“Tax Fees” represents the aggregate fees billed for professional services rendered by KPMG for tax compliance, tax advice, and tax planning.  We were not billed any Tax Fees in fiscal 2007 or fiscal 2006.

(4)
All Other Fees represent the aggregate fees billed for products and services provided by KPMG, other than Audit Fees, Audit-Related Fees, and Tax Fees.  We were not billed for any Other Fees in fiscal 2007 or fiscal 2006.

The Audit Committee maintains a policy pursuant to which it pre-approves all audit services and permitted non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm’s independence.  Under this policy, the Audit Committee pre-approves specific types of categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by the independent registered public accounting firm.  Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement.  Management and the independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the firm in accordance with the annual pre-approval, and the fees for the services performed to date.  If management believes that a new service, or the expansion of a current service, provided by the independent registered public accounting firm is necessary or desirable then such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the independent registered public accounting firm to render such services.  No audit-related, tax, or other non-audit services were approved by our Audit Committee pursuant to the de minimus exception to the pre-approval requirement under Rule 2-01, paragraph (c)(7)(i)(C), of Regulation S-X during the fiscal year ended June 30, 2007.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to the Annual Meeting of Stockholders following our 2008 fiscal year, stockholder proposals intended to be presented at that meeting must be received by us in writing on or before May 28, 2008.  However, if the date such Annual Meeting of Stockholders is more than thirty days before or after November 9, 2008, then the deadline for submitting any stockholder proposal for inclusion in the proxy materials relating to such Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials.  The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

We must receive in writing any stockholder proposals to be considered at the Annual Meeting of Stockholders following our fiscal year 2007, but not included in our proxy materials relating to that meeting, pursuant to Rule 14a-8 under the Exchange Act, by August 1, 2008.  However, if the date of such Annual Meeting of Stockholders is more than thirty days before or after November 9, 2008, then the deadline for submitting any such Stockholder proposal will be a reasonable time before we mail the proxy materials relating to such meeting.

Pursuant to Exchange Act Rule 14(a)-4(c)(1), the proxy holders designated by an executed proxy in the form accompanying our 2008 Proxy Statement will have discretionary authority to vote on any stockholder proposal that is not received on or prior to the deadline described above.

Written copies of all stockholder proposals should be sent to our principal executive offices at 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235 to the attention of Paul Will, our Vice Chairman.  Stockholder proposals must comply with the rules and regulations of the SEC.

See“Corporate Governance – Committees of the Board and Director Nominations – Compensation and Nominating Committee – Director Nomination Process” for information regarding how stockholders can recommend director candidates for consideration by the Compensation and Nominating Committee.

OTHER MATTERS

The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.  If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying form of proxy will have discretionary authority to vote proxies on such matters in accordance with their judgment, unless the person executing any such proxy indicates that such authority is withheld.

Celadon Group, Inc.

/s/ Kenneth Core
Kenneth Core
Secretary

September 26, 2007

PROXY

CELADON GROUP, INC.

9503 East 33rd Street
One Celadon Drive
Indianapolis, Indiana 46235-4207

ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen Russell, Michael Miller, and Paul Will and each of them with full power of substitution, proxies of the undersigned, to vote all shares of common stock of Celadon Group, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on November 9, 2007 at 9 a.m. local time at the Company’s corporate headquarters located at One Celadon Drive, Indianapolis, Indiana, 46235, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1.

Address Changes:

(If you noted any Address Changes above, please mark the corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

CELADON GROUP, INC. C/O AMERICAN STOCK TRANSFER 59 MAIDEN LAND NEW YORK, NY 10038	VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage paid envelope we have provided or return it to Celadon Group, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
 KEEP THIS PORTION FOR YOUR RECORDS

- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- ---- -- -- ---- -- --
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CELADON GROUP, INC.

This Proxy, when properly executed and returned,
will be voted in the manner directed below. If no
direction is made, this Proxy will be voted FOR
all nominees.

1.	Election of Directors.

	Nominees:	(01) Stephen Russell	For All	Withhold All	For All Except	To withhold authority to vote, mark
		(02) Michael Miller	¡	¡	¡	“For All Except” and write the
		(03) Anthony Heyworth				nominee’s number on the line below
(04) Catherine Langham
(05) Paul Will

2.	In their discretion, the proxies are authorized to vote upon each other matter that may properly come before the meeting or any adjournments thereof.

	For	Withhold	Against
	¡	¡	¡

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE IN THE USA.

Please sign below exactly as your name appears.  When shares are held by joint tenants, both shall sign.  When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

For Address Changes, please check this box and write them on the back where indicated. ☐

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy, please note that you will continue to receive a proxy card for voting purposes only.   Yes ☐    No ☐

Signature [PLEASE SIGN WITHIN BOX.] Date	Signature (Joint Owners) Date